FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 275, LB 152
DALLAS, TEXAS 75230 - 5805
(972)788-1110 Telefax (972)991-3160 (E MAIL) forgarb@forgarb.com

May 13, 2008

Mr. James J. Cerna

Lucas Energy Inc.

3000 Richmond Avenue, Suite 400 Houston, TX 77098-3111

Re: SEC Case Dear Mr. Cerna:

At your request, Forrest A. Garb & Associates. Inc. (FGA) has estimated the reserves and future net revenue, as of March 31, 2008, attributable to interests owned by Lucas Energy, Inc. (Lucas) in certain oil and gas properties located in Gonzales, Karnes, Wilson. and Atascosa Counties, Texas.

This report has been prepared using the guidelines of the Securities and Exchange Commission (SEC), which specify a 10 percent discount factor and constant prices and costs. The following table summarizes the estimated reserves and revenue as of March 31, 2008.

	Estimated Net Reserves[1]		Estimated Future Net Revenue (M$)[2]
	Oil and
Proved Reserve	Condensate	Gas		Discounted at
Category	(MBb1)[3]	(MMcf)[4]	Undiscounted	10% Per Year[5]
Developed
Producing	496.02	96.01	42,482.73	30,028.77
Non-producing	71.32	0.00	5,762.92	4,268.53
Undeveloped	1,147.66	0.00	88,355.16	50,846.08
P & A	82.23	0.00	6,927.06	4,992.15
Total Proved[6]	1,797.23	96.01	143,527.88	90,135.53

I The definitions for all reserves incorporated in this study have been set forth in this report.

2 M$ = thousands of dollars.

3 MBbl = thousands of barrels.

4 MMcf = millions of cubic feet.

5The discounted future net revenue is not represented to be the fair market value of these reserves.

6 The reserves and revenues in the summary table were estimated using the PHDWin economics program. Due to the rounding procedures used in this program. there may be slight differences in the calculated and summed values.

FORREST A. GARB & ASSOCIATES, INC.

The attached report presents projections of production and revenue for the interests studied. Also provided is a discussion of engineering and economic considerations incorporated in the forecasts.

Lucas provided ownership interest in the properties, and FGA accepted the extent and character of ownership (working interest and net revenue interest) as represented. Our staff conducted no independent well tests, property inspections, or audits of completion and operating expenses as part of this study.

FGA is an independent firm of geologists and petroleum engineers. Neither the firm nor its employees own any interest in the properties studied, nor have we been employed on a contingency basis.

We appreciate the opportunity to submit this evaluation. Should you have any questions, please do not hesitate to call.

This report was prepared under the supervision of W. D. Harris Ill, Registered Professional Engineer No. 75222, State of Texas.

Yours truly, W. D. Harris III Chief Executive Officer Forrest A. Garb & Associates, Inc.

SWW/psd

FORREST A. GARB & ASSOCIATES, INC.

INTRODUCTION

At your request, Forrest A. Garb & Associates, Inc. (FGA) has estimated the reserves and future net revenue, as of March 31, 2008, attributable to interests owned by Lucas Energy Inc. (Lucas) in certain oil and gas properties located in Gonzales, Karnes, Wilson, and Atascosa Counties, Texas.

ENGINEERING

The basis for estimating the proved producing reserves was the extrapolation of historical production. Analogy to adjacent Austin Chalk wells was used for forecasting properties where insufficient production data were present for decline extrapolation. Production histories were obtained from a third party industry data provider and supplemented with data provided by Lucas. The reserves for the proved non-producing and proved undeveloped categories were estimated by analogy to adjacent comparable wells. As evidenced by the timing of the proved undeveloped category, Lucas has an intense drilling program of horizontal laterals and new wells over the next two years.

The available geologic and engineering data were furnished by Lucas for FGA's review. The oil reserves shown in this study include crude oil and/or condensate. Oil volumes are expressed in thousands of barrels (MBbl), with one barrel equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMcf) at standard temperature and pressure.

1.

ECONOMIC CONSIDERATIONS

The prices used in this report are the spot prices in effect the last trading day of March 2008, as specified by the Securities and Exchange Commission (SEC). Oil prices are based on the Flint Hills posted West Texas Intermediate price of $101.89 per barrel (Bbl). Included in Lucas' sales contract with Flint Hills is a $2.10 per Bbl premium which was added for a total oil price of $103.99 per Bbl. Gas prices per thousand cubic feet (Met) are based on a Houston Pipe Line Company LP average monthly statement price of $6.435 per million British thermal unit (MMBtu). No regional price differential adjustments were made at this time. The oil and gas prices were held constant for the economic life of the properties as specified by the SEC.

Lease operating expenses were provided by Lucas for FGA's review. Capital expenditures are included as required for workovers, the future development of new wells, and for production equipment. All costs have been held constant in this evaluation.

The estimated future net revenues shown are those that should be realized from the sale of estimated oil and gas reserves after deduction of severance taxes, ad valorem taxes, and direct operating costs. No deductions have been made for federal income taxes or other indirect costs, such as interest expense and loan repayments.

Grand total summary projections by category and category summaries (including one-line summaries for the individual properties) are presented in Attachment A. The individual properties have been ranked in descending order of discounted future net revenue value. This ranking is presented as Attachment B. Attachment C is a master list of all properties.

FORREST A. GARB & ASSOCIATES, INC.

Individual projections and graphs of historical and forecast production are provided in Attachment D for proved developed producing. proved non-producing, and proved undeveloped properties. Attachment E presents the definitions of proved oil and gas reserves in accordance with SEC Regulation S-X. General comments regarding this report and the estimation of future reserves and revenue are presented in Attachment F.

FORREST A. GARB & ASSOCIATES, INC.

ATTACHMENTS A-D Confidential to Lucas Energy

ATTACHMENT E  -  DEFINITIONS FOR OIL AND GAS RESERVES

ATTACHMENT E - 1

DEFINITIONS FOR OIL AND GAS RESERVES*

Proved Oil and Gas Reserves

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

1.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

2.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

3.

Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (c) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

Proved Developed Oil and Gas Reserves

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

FORREST A. GARB & ASSOCIATES, INC.

Proved Undeveloped Reserves

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

FORREST A. GARB & ASSOCIATES, INC.

ATTACHMENT

F

GENERAL COMMENTS

ATTACHMENT F - 1

FORREST A. GARB & ASSOCIATES, INC.

1.  GENERAL COMMENTS

(1)

The reserve estimates presented in this report have been calculated using deterministic procedures. The reserves shown in this report are those estimated to be recoverable under the guidelines of the Securities and Exchange Commission (SEC). The definition for proved oil and gas reserves in accordance with SEC Regulation S-X are set forth in this report.

(2)

The estimated future net revenue shown in the cash flow projections is that revenue which should be realized from the sale of the estimated net reserves. Surface and well equipment salvage values have not been considered in the revenue projections. Future net revenue as stated in this report is before the deduction of federal income tax.

(3)

The discounted future net revenue is not represented to be the fair market value of these reserves. The estimated reserves included in the cash flow projections have not been adjusted for risk.

(4)

The reserves included in this study are estimates only and should not be construed as exact quantities. Future conditions may affect recovery of estimated reserves and revenue, and all categories of reserves may be subject to revision as more performance data become available.

(5)

Extent and character of ownership, oil and gas prices, production data, direct operating costs, required capital expenditures, and other data furnished have been accepted as represented. No independent well tests, property inspections, or audits of operating expenses were conducted by our staff in conjunction with this study.

(6)

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such a person, with the approval of our client, is invited to visit our offices at his own expense so that he can evaluate the assumptions made and the completeness and extent of the data available on which our estimates are based.

(7)

Gas contract differences, including take or pay claims, are not considered in this report.

(8)

Gas sales imbalances have not been taken into account in the reserve estimates.

(9)

Unless otherwise stated in the text, existing or potential liabilities stemming from environmental conditions caused by current or past operating practices have not been considered in this report. No costs are included in the projections of future net revenue or in our economic analyses to restore, repair, or improve the environmental conditions of the properties studied to meet existing or future local, state, or federal regulations.

(10)

Any distribution of this report or any part thereof must include these general comments and the cover letter in their entirety.

(11)

This report was prepared under the supervision of W. D. Harris Ill, Registered Professional Engineer No. 75222, State of Texas.